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                                                                    EXHIBIT 21.1


                         SUBSIDIARIES OF THE REGISTRANT





GT Bicycles California, Inc.
GT BMX Products, Inc.
Riteway Distributors, Inc.
Riteway Distributors Central, Inc.
Riteway Products East, Inc.
Riteway Products North Central, Inc.
Riteway Products Japan K.K.
Riteway Products France S.A.R.L.
Caratti Sport Limited